Consent of Independent Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3/A, pertaining to the registration of 2,076,000 shares of common stock and 880,000 warrants to purchase shares of common stock of Frisby Technologies, Inc. and to the incorporation by reference of our report dated January 27, 2000, except for Note 12, as to which the date is April 14, 2000, with respect to the consolidated financial statements of Frisby Technologies, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



Ernst & Young LLP

Winston-Salem, North Carolina
October 27, 2000